As filed with the Securities and Exchange Commission on February 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

QUANTUMSCAPE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	85-0796578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1730 Technology Drive San Jose, California 95110
(Address of Principal Executive Offices, including zip code)

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

2010 Equity Incentive Plan

(Full title of the plan)

Jagdeep Singh

Chief Executive Officer

1730 Technology Drive

San Jose, California 95110

(408) 452-2000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael J. Danaher Mark B. Baudler Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Jagdeep Singh Chief Executive Officer 1730 Technology Drive San Jose, California 95110 (408) 452-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common stock, par value $0.0001 per share
—2020 Equity Incentive Plan	41,500,000	$46.46(3)	$1,928,090,000.00	$210,354.62
—2020 Employee Stock Purchase Plan	7,600,000	$46.46(4)	$353,096,000.00	$38,522.78
—2010 Equity Incentive Plan	34,743,880	$1.62(5)	$56,285,085.60	$6,140.71
TOTAL	83,843,880	—	$2,337,471,085.60	$255,018.11

(1)

On November 25, 2020 (the “Closing Date”), QuantumScape Corporation, a Delaware corporation (f/k/a Kensington Capital Acquisition Corp. (“Kensington”)) (the “Registrant”), consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated September 2, 2020 (the “Business Combination Agreement”), by and among Kensington, Kensington Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of KCAC (“Merger Sub”), and QuantumScape Subsidiary, Inc., a Delaware corporation (f/k/a QuantumScape Corporation) (“Legacy QuantumScape”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Registrant and Legacy QuantumScape was effected through the merger of Merger Sub with and into Legacy QuantumScape, with Legacy QuantumScape surviving as the surviving company and as a wholly-owned subsidiary of Kensington (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, the Registrant changed its name from Kensington Capital Acquisition Corp. to QuantumScape Corporation. Pursuant to the Business Combination, the Registrant assumed certain outstanding options to purchase Class A common stock and Class B common stock of Legacy QuantumScape, and subject to vesting provisions, the options will be exercisable to purchase shares of the Registrant’s Class A common stock and Class B common stock, respectively, subject to appropriate adjustments to the number of shares and the exercise price of such options. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Class A common stock (“Class A Common Stock”) that become issuable under the Registrant’s 2010 Equity Incentive Plan (the “2010 Plan”), the 2020 Equity Incentive Plan (the “2020 Plan”) and the 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Class B common stock into Class A Common Stock that increases the number of outstanding shares of Class A Common Stock. The only shares being registered on this Registration Statement are those previously disclosed and described in the Registration Statement on Form S-4 filed in connection with the Business Combination.

(2)

Approximately 95% of the shares of Class A Common Stock registered in this Registration Statement under the 2010 Plan are either currently subject to lock-up conditions pursuant to certain lock-up agreements that the Registrant and equity holders entered into in connection with the Business Combination or otherwise subject to the Registrant’s insider trading policy. The issuance of any of the shares of Class A Common Stock registered in this Registration Statement under the 2020 Plan are subject to the approval of the Registrant’s board of directors. All such shares will also be subject to any applicable vesting or performance terms and conditions and the Registrant’s insider trading policy. The Registrant has not yet set up an employee stock purchase plan, and no shares have been issued under the 2020 ESPP.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h), solely for the purpose of calculating the registration fee on the basis of $46.46 per share, the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on January 28, 2021. All shares granted pursuant to the 2020 Plan may be subject to the vesting requirements as determined by the Registrant’s Board of Directors (the “Board of Directors”).

(4)

Estimated in accordance with Rule 457(c) and Rule 457(h), solely for the purpose of calculating the registration fee on the basis of $46.46 per share, the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on January 28, 2021. As of the date of this Registration Statement, the Registrant has not determined when the first offering period under the 2020 ESPP will occur.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $1.62 per share, the weighted-average exercise price of stock option awards outstanding under the 2010 Plan as of November 25, 2020. The 2010 Plan was terminated in connection with the Business Combination, accordingly, no additional grants are possible under the 2010 Plan. Any shares that were issued under the 2010 Plan are subject to vesting and lock-up agreements, as applicable.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

QuantumScape Corporation (the “Registrant”) hereby incorporates by reference into this registration statement (the “Registration Statement”) the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(1)	The Registration’s prospectus filed pursuant to Rule 424(b)(3) on December 31, 2020 as supplemented by the prospectus filed on January 20, 2021.

(2)

The Registrant’s Current Reports on Form 8-K filed on June 30, 2020, July 7, 2020, August 14, 2020, September 3, 2020, September 21, 2020, October  15, 2020 (other than information furnished rather than filed), November  19, 2020, November 27, 2020, December  2, 2020, December  8, 2020 (other than information furnished rather than filed), December  14, 2020 and January 19, 2021.

(3)

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 24, 2020 pursuant to Section  12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which description has been updated most recently in the Registrant’s Registration Statement on Form S-1 filed with the SEC on December 30, 2020 in the section entitled “Description of Securities” beginning on page 109.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

The Registrant will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1*	Specimen Common Stock Certificate of QuantumScape Corporation.	8-K	001-39345	4.1	December 2, 2020

4.2*	QuantumScape Corporation 2020 Equity Incentive Plan.	8-K	001-39345	10.8	December 2, 2020

4.3*	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Stock Option Agreement.	8-K	001-39345	10.9	December 2, 2020

4.4*	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Restricted Stock Unit Agreement.	8-K	001-39345	10.10	December 2, 2020

4.5*	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Restricted Stock Agreement.	8-K	001-39345	10.11	December 2, 2020

4.6*	QuantumScape Corporation 2020 Employee Stock Purchase Plan.	8-K	001-39345	10.12	December 2, 2020

4.7	QuantumScape Corporation 2010 Equity Incentive Plan and Forms of Agreement

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Independent Registered Accounting Firm, Ernst & Young LLP.

23.2	Consent of Marcum LLP.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

*	Previously Filed.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on February 1, 2021.

QUANTUMSCAPE CORPORATION

By:	/s/ Jagdeep Singh
Jagdeep Singh
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jagdeep Singh and Kevin Hettrich, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jagdeep Singh Jagdeep Singh	Chief Executive Officer and Chairman (Principal Executive Officer)	February 1, 2021

/s/ Kevin Hettrich Kevin Hettrich	Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2021

/s/ Frank Blome Frank Blome	Director	February 1, 2021

/s/ Brad Buss Brad Buss	Director	February 1, 2021

/s/ John Doerr John Doerr	Director	February 1, 2021

/s/ Jürgen Leohold Jürgen Leohold	Director	February 1, 2021

/s/ Fritz Prinz Fritz Prinz	Director	February 1, 2021

/s/ Justin Mirro Justin Mirro	Director	February 1, 2021

/s/ J.B. Straubel J.B. Straubel	Director	February 1, 2021

/s/ Dipender Saluja Dipender Saluja	Director	February 1, 2021

/s/ Jens Wiese Jens Wiese	Director	February 1, 2021